Resolutions Creating New Portfolio

WHEREAS, the Agreement and Declaration of Trust of Amana Mutual Funds Trust (hereinafter the "Declaration"), provides that the Trust is intended to provide one or more Portfolio, portfolios, funds, or classes of investments, each to have distinct and separate assets liabilities, revenues and expenses (individually referred to as "Portfolio"); and

WHEREAS, the beneficial interest in each Portfolio of the Trust shall at all times be divided into transferable Shares, without par value, each of which shall represent an equal proportionate interest in the Portfolio with each other Share outstanding, none having priority or preference over another; and

WHEREAS, the number of Shares that may be issued in each Portfolio may be issued is unlimited; and

WHEREAS, at the sole discretion of the Trustees, the Trustees may create one or more Portfolios, which shall represent the beneficial interest in the assets, liabilities, revenues, and expenses allocated by the Trust after creation of the respective Portfolio of Shares and only on the account of such Portfolio; and

WHEREAS, a Portfolio may be created by an instrument containing the name selected for the Portfolio and a statement setting forth certain information:

NOW THEREFORE RESOLVED THAT A NEW PORTFOLIO BE CREATED AS FOLLOWS:

The name of a new Portfolio shall be DEVELOPING WORLD FUND.

a. The initial investment policies with respect to the assets allocated to the new Portfolio of Shares shall be as set forth on Exhibit I attached hereto and made a part hereof.

b. Each Share of the new Portfolio shall have the same rights and pro rata beneficial interest in the assets and liabilities of the new Portfolio as any other such Share. Any dividends paid on the Shares of the new Portfolio shall only be payable from and to the extent of the assets (net of liabilities) belonging to the new Portfolio. In the event of liquidation of the new Portfolio, only the assets after the payment of the new Portfolio shall be distributed to the holders of the Shares of the new Portfolio.

c. Each Share of the new Portfolio shall have no rights of preemption, and shall have all rights of redemption, repurchase, conversion, liquidation and voting that apply to shares of any Portfolio of the Trust as set forth in the Declaration.

d. All consideration received by the Trust for the issue or sale of Shares of the new Portfolio, together with all assets in which such consideration is invested or reinvested, all income, earnings, and proceeds thereof, and any funds derived from any reinvestment of such proceeds, shall irrevocably belong to the new Portfolio for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books of the Trust.

e. The assets belonging to the new Portfolio shall be charged with the liabilities, expenses, costs and reserves of the Trust attributable to the new Portfolio; any general liabilities, expenses, costs, and reserves of the Trust which are not readily identifiable as attributable to the new Portfolio, but which are allocated by the Trustees to the new Portfolio in such manner and on such basis as they, in their discretion, deem fair and equitable, shall be conclusive and binding upon the Shareholders of the new Portfolio for all purposes.

EXHIBIT I
to Resolutions of the Board of Trustees of
AMANA MUTUAL FUNDS TRUST

Objectives Requiring Shareholder Approval

The objective of Developing World Fund is long-term growth, consistent with Islamic principles.

Policies Not Requiring Shareowner Approval

The Fund has the power to use covered call options, as a method to increase the income received from common and preferred stocks owned by the Fund. The Fund may sell (write) covered call options and purchase call options to close out call options previously written. The Fund has authority to invest all its assets in foreign securities not traded publicly in the US.

The Fund shall not:

purchase securities on margin;

purchase "restricted securities" (those which are subject to legal or contractual restrictions on resale or are otherwise not readily marketable);

invest in oil, gas or other mineral exploration leases and programs;

purchase real estate; purchase real estate limited partnerships (excepting master limited partnerships that are publicly traded);

purchase commodities or commodity contracts;

borrow, lend, or issue senior securities;

act as a securities underwriter;

purchase securities of any issuer in excess of 5% of the value of a Fund; or purchase more than 10% of the outstanding voting securities of any issuer or concentrate its investments in a single industry beyond 25% of the total value of the Fund.

Also,

The Fund shall not purchase or retain securities of any issuer if the officers or trustees of the Trust or its Adviser owning beneficially more than one half of one percent of the securities of an issuer together own beneficially more than five percent of the securities of that issuer;

The Fund shall not invest in the securities of other investment companies, except by purchase in the open market where no commission or profit results from the purchase other than the customary broker's commission or except when the purchase is part of a plan of merger, consolidation, reorganization or acquisition;

And the Fund shall not invest more than 10% of its assets in the securities of issuers which together have a record of less than three years continuous operation or securities of issuers which are restricted as to disposition.

The Fund's investments in warrants, valued at the lower of cost or market, shall not exceed 5% of the value of the Fund's net assets.Warrants acquired by a Fund in units or attached to securities may be deemed to be without value.